UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         Texas Regional Bancshares Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    088267310
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

                                Page 1 of 7 Pages

SCHEDULE 13G
CUSIP NO. 088267310
Page 2 of 7 Pages

1    NAME OF REPORTING PERSON:  Wanger Asset Management, L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820584
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER:  411,600
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER:  411,600
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  411,600
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.65%
12   TYPE OF REPORTING PERSON:  IA

SCHEDULE 13G
CUSIP NO. 088267310
Page 3 of 7 Pages

1    NAME OF REPORTING PERSON:  Wanger Asset Management, Ltd.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER: 411,600
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER: 411,600
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 411,600
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ()
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.65%
12   TYPE OF REPORTING PERSON:  CO

SCHEDULE 13G
CUSIP NO. 088267310
Page 4 of 7 Pages

1    NAME OF REPORTING PERSON:  Ralph Wanger
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION: U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER: 411,600
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER: 411,600
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  411,600
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.65%
12   TYPE OF REPORTING PERSON:  IN

Page 5 of 7 Pages

This Amendment 1 is being filed electronically via the Securities and Exchange Commission's EDGAR system. Pursuant to the applicable EDGAR rules, this amendment restates the entire text of the original statement.

Item 1(a)   Name of Issuer:  Texas Regional Bancshares Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
              3700 N. Tenth, Suite 301
              P. O. Box 5910
              McAllen, TX 78502

Item 2(a)   Name of Person Filing:
              Wanger Asset Management, L.P. ("WAM");
              Wanger Asset Management, Ltd., the general partner of WAM
                ("WAM LTD.");
              Ralph Wanger ("Wanger")

Item 2(b)   Address of Principal Business Office:
              WAM, WAM LTD. and Wanger are all located at:
              227 West Monroe Street, Suite 3000
              Chicago, Illinois 60606

Item 2(c)   Citizenship:
              WAM is a Delaware limited partnership.
              WAM LTD. is a Delaware corporation.
              Wanger is a U.S. citizen.

Item 2(d)   Title of Class of Securities:  Common Stock

Item 2(e)   CUSIP Number: 088267310

Item 3      Type of Person:
            (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the general partner of the Investment Adviser; Wanger is the principal stockholder of the general partner.

Item 4      Ownership (at December 31, 1995):
            (a) Amount owned "beneficially" within the meaning of rule 13d-3: 411,600 shares
            (b)  Percent of class:  6.65%
            (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:  None
                  (ii)  shared power to vote or to direct the vote:  411,600
                 (iii)  sole power to dispose or to direct the disposition
                        of:  None
                  (iv) shared power to dispose or to direct the disposition of: 411,600

            WAM serves as investment adviser to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"). Various of WAM's limited partners and employees are also officers and trustees of the Trust, but WAM does not consider the Trust to be controlled by such persons. Although the Trust is not controlled by WAM, pursuant to rule 13d-3(a) the 309,000 shares beneficially owned by the Trust, with respect to which the Trust has delegated to WAM shared voting power and shared dispositive power, are considered to be shares beneficially owned by WAM by reason of such delegated powers. In addition to the shares beneficially owned by the Trust, other clients of WAM may own shares which hare not included in the aggregate number of shares reported herein because WAM does not have or share voting or investment power over those shares.

Page 6 of 7 Pages

Item 5      Ownership of Five Percent or Less of a Class: 6.65

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable

Item 8      Identification and Classification of Members of the Group:
            Not Applicable

Item 9      Notice of Dissolution of Group:
            Not Applicable

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page 7 of 7 Pages

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 1996

                    The undersigned corporation, on the date above written, agrees and consent to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                         WANGER ASSET MANAGEMENT, LTD.
                                           for itself and as general partner of
                                           WANGER ASSET MANAGEMENT, L.P.

                                         By:  Robert M. Slotky
                                            ---------------------------
                                              Chief Financial Officer

                    The undersigned individual, on the date above written, agrees and consent to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.

                                         RALPH WANGER

                                         Ralph Wanger
                                         ------------------------------

*******************************************************************************
                              End Amendment No. 1
*******************************************************************************
  [TYPE]     SC 13G
  [DESCRIPTION]     Original Schedule 13G
*******************************************************************************
                             Begin Original Schedule 13G
*******************************************************************************
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                         Texas Regional Bancshares Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    088267310
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however see the Notes).

                                Page 1 of 8 pages

SCHEDULE 13G
CUSIP NO. 088267310
Page 2 of 8 pages

1    NAME OF REPORTING PERSON:  Wanger Asset Management, L.P.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820584
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER:  406,400
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER: 406,400
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 406,400
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.55%
12   TYPE OF REPORTING PERSON:  IA

SCHEDULE 13G
CUSIP NO. 088267310
Page 3 of 8 pages

1    NAME OF REPORTING PERSON:  Wanger Asset Management, Ltd.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION:  Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER: 406,400
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER: 406,400
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  406,400
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ()
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.55%
12   TYPE OF REPORTING PERSON:  CO

SCHEDULE 13G
CUSIP NO. 088267310
Page 4 of 8 pages

1    NAME OF REPORTING PERSON:  Ralph Wanger
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:  Not Applicable
          a ( )     b ( )
3    SEC USE ONLY
4    CITIZENSHIP OR PLACE OF ORGANIZATION: U.S.A.
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING WITH:
5    SOLE VOTING POWER:  None
6    SHARED VOTING POWER:  406,400
7    SOLE DISPOSITIVE POWER:  None
8    SHARED DISPOSITIVE POWER:  406,400
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:  406,400
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES: ( )
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.55%
12   TYPE OF REPORTING PERSON:  IN

Page 5 of 8 pages

Item 1(a)   Name of Issuer:  Texas Regional Bancshares Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
              3700 N. Tenth, Suite 301
              P. O. Box 5910
              McAllen, TX 78502

Item 2(a)   Name of Person Filing:
              Wanger Asset Management, L.P. ("WAM");
              Wanger Asset Management, Ltd., the general partner of WAM
                ("WAM LTD.");
              Ralph Wanger ("Wanger")

Item 2(b)   Address of Principal Business Office:
              WAM, WAM LTD. and Wanger are all located at:
              227 West Monroe Street, Suite 3000
              Chicago, Illinois 60606

Item 2(c)   Citizenship:
              WAM is a Delaware limited partnership.
              WAM LTD. is a Delaware corporation.
              Wanger is a U.S. citizen.

Item 2(d)   Title of Class of Securities: Common Stock

Item 2(e)   CUSIP Number: 088267310

Item 3      Type of Person:
            (e) WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM LTD. is the general partner of the Investment Adviser; Wanger is the principal stockholder of the general partner.

Page 6 of 8 Pages

Item 4      Ownership (at December 31, 1994):
            (a) Amount owned "beneficially" within the meaning of rule 13d-3: 406,400 shares
            (b)  Percent of class:  6.55%
            (c)  Number of shares as to which such person has:
                   (i)  sole power to vote or to direct the vote:  None
                  (ii)  shared power to vote or to direct the vote:  406,400
                 (iii)  sole power to dispose or to direct the disposition
                        of:  None
                  (iv) shared power to dispose or to direct the disposition of: 406,400

            WAM serves as investment adviser to Acorn Investment Trust, Series Designated Acorn Fund (the "Trust"). Various of WAM's limited partners and employees are also officers and trustees of the Trust, but WAM does not consider the Trust to be controlled by such persons. Although the Trust is not controlled by WAM, pursuant to rule 13d-3(a) the 305,000 shares beneficially owned by the Trust, with respect to which the Trust has delegated to WAM shared voting power and shared dispositive power, are considered to be shares beneficially owned by WAM by reason of such delegated powers. In addition to the shares beneficially owned by the Trust, other clients of WAM may own shares which hare not included in the aggregate number of shares reported herein because WAM does not have or share voting or investment power over those shares.

Item 5      Ownership of Five Percent or Less of a Class:
            Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
            The shares reported herein have been acquired on behalf of discretionary clients of WAM. Persons other than WAM are entitled to receive all dividends from, and proceeds from the sale of, those shares.

Page 7 of 8 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
            Not Applicable

Item 8      Identification and Classification of Members of the Group:
            Not Applicable

Item 9      Notice of Dissolution of Group:
            Not Applicable

Item 10     Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Page 8 of 8 Pages

                                    Signature

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 1995

                    The undersigned corporation, on the date above written, agrees and consent to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                         WANGER ASSET MANAGEMENT, LTD.
                                           for itself and as general partner of
                                           WANGER ASSET MANAGEMENT, L.P.

                                         By:  Robert M. Slotky
                                            ---------------------------
                                              Chief Financial Officer

                    The undersigned individual, on the date above written, agrees and consent to the joint filing on his behalf of this Schedule 13G in connection with his beneficial ownership of the security reported herein.

                                         RALPH WANGER

                                         Ralph Wanger
                                         ------------------------------